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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                             Current Report Pursuant
                         to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                       Date of Report - November 15, 2001

                                 AmeriKing, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)

                        2215 Enterprise Drive, Suite 1502
                              Westchester, Illinois
                    (Address of principal executive offices)

                                   36-3970707
                                (I.R.S. employer
                               identification no.)

                                      60154
                                   (Zip code)

         Registrant's telephone number, including area code 708-947-2150

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

         The results of AmeriKing, Inc. ("AmeriKing") in the second half of 2001 have been disappointing due to general economic conditions, although AmeriKing and its operating subsidiary, National Restaurant Enterprises, Inc. ("NRE"), continue to generate sufficient positive cash flow to remain current on its payment obligations under the Consolidated, Amended and Restated Revolving Credit Agreement, dated as of June 29, 2001 (the "Credit Facility"). NRE has closed several restaurants in 2001 and is in the process of renegotiating numerous leases which, if finalized, will reduce NRE's rent burden in future periods. In the next few months, AmeriKing expects to discuss a financial restructuring with its lenders, creditors and major stakeholders, including Burger King Corporation ("BKC"), although there are no assurances that any financial restructuring will be mutually agreed or successful on a timely basis or will not impact certain covenants and cross-default provisions in BKC franchise and other agreements. AmeriKing does not expect to provide updates as to the status of such discussions.

         As of the period ended October 22, 2001, AmeriKing and NRE are not in compliance with a financial covenant contained in the Credit Facility. The financial covenant requires AmeriKing to achieve certain minimum levels of earnings before interest, income taxes, depreciation and amortization as set forth in the Credit Facility. Because of this non-compliance and despite AmeriKing's cash financial resources, NRE has received a blockage notice from its senior lenders and is precluded from making any interest, dividend or other payments to its parent company, National Restaurant Enterprises Holdings, Inc. ("NREH"), or AmeriKing. Therefore, AmeriKing and NREH have no funds available to make the interest payments due on their respective senior notes. The 10 3/4% Senior Notes due 2007 of NREH (the "NREH Senior Notes") have an interest payment due on November 15, 2001. The 10 3/4% Senior Notes due 2006 of AmeriKing (the "AmeriKing Senior Notes") have an interest payment due on December 1, 2001. As of November 15, 2001, the NREH Senior Notes have an outstanding balance of approximately $53.5 million and the AmeriKing Senior Notes have an outstanding balance of approximately $0.5 million. Under the terms of the Credit Facility, AmeriKing, NREH and NRE have no opportunity to cure the non-compliance.

         AmeriKing has determined to accrue interest on the NREH Senior Notes and the AmeriKing Senior Notes at the penalty rate of 12 3/4% until cash payments can again be made. However, the Company will continue to pay its "payment-in-kind" interest payments, including the payment due on November 15, 2001, in respect of its Senior PIK Notes due 2008. In addition, AmeriKing is precluded from making a cash dividend payment in respect of its Senior Exchangeable Preferred Stock (the "Preferred Stock") on December 1, 2001, and will instead accrue dividends on the Preferred Stock at a rate of 13% until cash payments can again be made. In the event that cash payments are not made on the Preferred Stock for four consecutive fiscal quarters, the holders of Preferred Stock shall thereafter be entitled to elect two directors of AmeriKing.

         From AmeriKing's perspective, its determination to accrue cash interest and dividend payments and its proposals for a financial restructuring are based, in part, on the recognition that BKC could potentially terminate its franchise agreements with AmeriKing and NRE if they were subject to bankruptcy proceedings or insolvency or don't promptly pay BKC or its vendors and suppliers of goods and services.

         AmeriKing continues to work with its senior lenders, BKC and its investment advisors to affect a long-term solution to its capital structure. For further information on the financial condition of AmeriKing, please review its results for the quarter ended September 24, 2001 as filed on Form 10-Q on November 8, 2001.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westchester, State of Illinois.

                                    Ameriking, Inc.

       November 21, 2001            /s/ Lawrence E. Jaro
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       Date                         Lawrence E. Jaro
                                    Managing Owner, Chairman and Chief Executive
                                    Officer (Principal Executive Officer)

       November 21, 2001            /s/ Augustus F. Hothorn
       -------------------------    ------------------------------
       Date                         Augustus F. Hothorn
                                    President and Chief Operating Officer

       November 21, 2001            /s/ Michael J. Nicholas
       -------------------------    ------------------------------
       Date                         Michael J. Nicholas
                                    Vice -President of Finance and Treasurer
                                   (Principal Financial Officer)

       November 21, 2001            /s/ John C. Clark
       -------------------------    ------------------------------
       Date                         John C. Clark
                                    Vice President of Accounting and Corporate
                                    Controller (Principal Accounting Officer)